The Mexico Fund, Inc.

April 22, 2014

As announced on March 21, 2014, The Mexico Fund, Inc. (the “Fund”) is paying on April 22, 2014 a distribution of $0.7150 per share to stockholders of record on April 9, 2014. Under the Fund’s Managed Distribution Plan (“MDP”), the Fund pays quarterly distributions at an annual rate of 10% of the Fund’s net asset value per share (“NAV”) recorded on the last business day of the previous calendar year. This distribution is the first corresponding to the fiscal year 2014.

As a general matter, the amount of distributable income for each fiscal period depends on the aggregate gains and losses realized by the Fund during the entire year. Distributions may consist of net investment income, capital gains and return of capital, but the character of these distributions cannot be determined until after the end of the Fund’s fiscal year.

However, under the Investment Company Act of 1940, the Fund is required to indicate the source of each distribution to stockholders. The following table sets forth an estimate of the source of the April 22, 2014 distribution and of distributions paid in the current fiscal year:

Distribution Estimates	April 2014		Fiscal Year-to-date (YTD)[1]
Source	Per Share Amount	Percent of Current Distribution	Per Share Amount	Percent of Fiscal Year Distributions
Net Investment Income	—	—	$0.1403	8.88%
Net Realized Short-Term Capital Gains	—	—	$0.2821	17.86%
Net Realized Long-Term Capital Gains	$0.7150	100.00%	$1.1574	73.26%
Return of Capital (or other Capital Source)	—	—	—	—

Total Distribution	$0.7150	100.00%	$1.5798	100.00%

Information regarding the Fund’s performance and distribution rates is set forth below:

Average Annual Total Return for the 5-year period ended on March 31, 2014[2]	30.37%
Current Annualized Distribution Rate (current fiscal year)[3]	7.71%
Current Fiscal Year Cumulative Total Return[4]	(1.31)%
Cumulative Distribution Rate (current fiscal year)[5]	3.19%

[1]	The Fund’s current fiscal year began on November 1, 2013.

[2]	Average Annual Total Return represents the simple arithmetic average of the Annual NAV Total Returns of the Fund for the last five years. Annual NAV Total Return is the percentage change in the Fund’s NAV over a year including distributions paid and assuming reinvestment of those distributions.

[3]	The Current Annualized Distribution Rate is the Cumulative Distribution Rate as of March 31, 2014, annualized as a percentage of the Fund’s NAV at the same date.

[4]	The Current Fiscal Year Cumulative Total Return is the percentage change in the Fund’s NAV from November 1, 2013 through March 31, 2014, including distributions paid and assuming reinvestment of those distributions.

[5]	The Cumulative Distribution Rate for the Fund’s current fiscal period (November 1, 2013 through March 31, 2014) measured on the dollar value of distributions in the period as a percentage of the Fund’s NAV as of March 31, 2014.

You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s MDP.

The amounts and sources of distributions reported above are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for accounting and tax reporting purposes will depend upon the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report the distribution for federal income tax purposes.

The Mexico Fund, Inc.

January 13, 2014

As announced on December 16, 2013, The Mexico Fund, Inc. (the “Fund”) is paying on January 13, 2014 a distribution of $0.8648 per share to stockholders of record on December 26, 2013, consisting of (1) a distribution of $0.7703 per share pursuant to its Managed Distribution Plan (MDP) and (2) an additional distribution of $0.0945 per share paid by the Fund to meet applicable tax requirements under the U.S. Internal Revenue Code.

Under the Fund’s MDP, the Fund pays quarterly distributions at an annual rate of 10% of the Fund’s net asset value per share (“NAV”) recorded on the last business day of the previous calendar year. This combined distribution is the last corresponding to the fiscal year 2013.

As a general matter, the amount of distributable income for each fiscal period depends on the aggregate gains and losses realized by the Fund during the entire year. Distributions may consist of net investment income, capital gains and return of capital, but the character of these distributions cannot be determined until after the end of the Fund’s fiscal year.

However, under the Investment Company Act of 1940, the Fund is required to indicate the source of each distribution to stockholders. The following table sets forth an estimate of the source of the January 13, 2014 distribution and of distributions paid in the current fiscal year:

Distribution Estimates	January 2014		Fiscal Year-to-date (YTD)[1]
Source	Per Share Amount	Percent of Current Distribution	Per Share Amount	Percent of Fiscal Year Distributions
Net Investment Income	$0.1403	16.22%	$0.1403	16.22%
Net Realized Short-Term Capital Gains	$0.2821	32.62%	$0.2821	32.62%
Net Realized Long-Term Capital Gains	$0.4424	51.16%	$0.4424	51.16%
Return of Capital (or other Capital Source)	—	—	—	—

Total Distribution	$0.8648	100.00%	$0.8648	100.00%

Information regarding the Fund’s performance and distribution rates is set forth below:

Average Annual Total Return for the 5-year period ended on December 31, 2013[2]	25.09%
Current Annualized Distribution Rate (current fiscal year)[3]	—
Current Fiscal Year Cumulative Total Return[4]	4.11%
Cumulative Distribution Rate (current fiscal year)[5]	—

[1]	The Fund’s current fiscal year began on November 1, 2013.

[2]	Average Annual Total Return represents the simple arithmetic average of the Annual NAV Total Returns of the Fund for the last five years. Annual NAV Total Return is the percentage change in the Fund’s NAV over a year including distributions paid and assuming reinvestment of those distributions.

[3]	The Current Annualized Distribution Rate is the Cumulative Distribution Rate as of December 31, 2013, annualized as a percentage of the Fund’s NAV at the same date. This rate is zero because no distribution was paid between the beginning of the current fiscal year, November 1, 2013, and December 31, 2013.

[4]	Current Fiscal Year Cumulative Total Return is the percentage change in the Fund’s NAV from November 1, 2013 through December 31, 2013, including distributions paid and assuming reinvestment of those distributions.

[5]	Cumulative Distribution Rate for the Fund’s current fiscal period (November 1, 2013 through December 31, 2013) measured on the dollar value of distributions in the period as a percentage of the Fund’s NAV as of December 31, 2013. This rate is zero because no distribution was paid between the beginning of the current fiscal year, November 1, 2013, and December 31, 2013.

You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s MDP.

The amounts and sources of distributions reported above are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for accounting and tax reporting purposes will depend upon the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report the distribution for federal income tax purposes.